Exhibit 16.1


May 28, 2004

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously principal accountants for The Smith & Wollensky Restaurant Group, Inc. and its subsidiaries (the "Company") and, under the date of March 17, 2004, except as to Note 19 which is as of March 24, 2004, we reported on the consolidated financial statements of the Company as of and for the years ended December 29, 2003 and December 30, 2002. On May 21, 2004, our appointment as principal accountants was terminated. We have read the Company's statements included under Item 4 of its Form 8-K dated May 21, 2004, and we agree with such statements, except that we are not in a position to agree or disagree with the Company's statement that the Audit Committee of the Board of Directors replaced us after receiving proposals from various firms and considering a variety of factors and that we are not in a position to agree or disagree with the Company's statement that the Company did not consult with BDO Seidman LLP regarding any of the matters specified in Item 304(a)(2) of Regulation S-K.

Very truly yours,


s/ KPMG LLP